Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Enters into Binding Letter of Intent to Purchase the

VITAGEL™ Profit-Sharing Royalty Rights From Angiotech

Pharmaceuticals (US), Inc.

For Immediate Release

Contact:	Joseph M. Paiva
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, November 8, 2006 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, reported that it has entered into a binding letter of intent to purchase the profit-sharing royalty rights for its VITAGEL™ Surgical Hemostat and CELLPAKER® Collection Device products under its license agreement with Angiotech Pharmaceuticals (US), Inc. Angiotech Pharmaceuticals (US), Inc. is a subsidiary of Angiotech Pharmaceuticals, Inc. (NASDAQ: ANPI). VITAGEL is approved for use in conjunction with CELLPAKER. Under the provisions of the binding letter of intent, Orthovita will pay $9.0 million in cash to Angiotech, subject to the satisfaction of financing and other closing conditions and the negotiation and execution of a definitive agreement. The binding letter of intent also provides for the extension of the term of the license agreement from December 31, 2014 through July 2017, which covers the life of the licensed VITAGEL and CELLPAKER patent portfolio.

Product sales under Orthovita’s VITAGEL product platform were $5.6 million for the nine months ended September 30, 2006, an increase of $3.6 million, or 178%, over the same period in 2005. VITAGEL sales accounted for 17% of Orthovita’s total product sales for the nine months ended September 30, 2006. The purchase of the profit-sharing royalty rights is expected to enable Orthovita to increase its gross margins on product sales of VITAGEL and CELLPAKER.

The license agreement with Angiotech currently provides for Orthovita to pay a royalty based on a share of profit, as defined in the license agreement, on VITAGEL and CELLPAKER product sales. For the third quarter of 2006, the royalty was approximately 7% of VITAGEL and CELLPAKER product sales. Orthovita began manufacturing VITAGEL in July 2006 and is awaiting FDA action on its application to manufacture CELLPAKER. The purchase of the royalty arrangement, if completed, will give Orthovita a royalty-free license to sell and manufacture VITAGEL and CELLPAKER and enable it to retain for itself all profits on these product sales.

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, and VITAGEL™ Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Synthetic Cortical Bone technology platform, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures. We work jointly with Kensey Nash Corporation to develop and commercialize synthetic-based biomaterial products, we market VITAGEL under a license granted by Angiotech Pharmaceuticals (US), Inc., and we continue to pursue similar relationships with other biomaterials companies.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the closing of the purchase of the royalty rights from Angiotech, our ability to raise sufficient funds to complete the purchase of Angiotech’s royalty rights, our ability to increase VITAGEL and CELLPAKER gross margins, the development, regulatory approval, demand and market acceptance of our products, the development of our sales network and other aspects of our business, our ability to manufacture products, the adequacy of inventory, timing of any submissions to the FDA related to CORTOSS approval, capital expenditures, future financing and liquidity, uses of cash, expected sales product mix and related margins, and the adequacy of available resources. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.